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                                                                     Exhibit 4.2

                              ARTICLES OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                FASTENAL COMPANY

         The undersigned, Daniel L. Florness, Chief Financial Officer of Fastenal Company, a Minnesota corporation (the "Corporation"), hereby certifies
(i) that Article III of the Corporation's Restated Articles of Incorporation has been amended, effective at the close of business on May 10, 2002 (the "Effective Time"), to read in its entirety as follows:

                                  "ARTICLE III.

         The aggregate number of shares that the corporation has authority to issue is 105,000,000. The shares are classified in two classes, consisting of 5,000,000 shares of Preferred Stock of the par value of $.01 per share and 100,000,000 shares of Common Stock of the par value of $.01 per share. The Board of Directors is authorized to establish one or more series of Preferred Stock, setting forth the designation of each such series, and fixing the relative rights and preferences of each such series."

         (ii) that such amendment has been adopted in accordance with the requirements of, and pursuant to, Chapter 302A of the Minnesota Statutes; (iii) that such amendment was adopted pursuant to Section 302A.402, Subd. 3, of the Minnesota Statutes in connection with a two-for-one division of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"); and
(iv) that such amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of the Corporation and will not result in the percentage of authorized shares of any class or series that remains unissued after such division exceeding the percentage of authorized shares of that class or series that were unissued before the division.

         The division giving rise to the amendment set forth above is a two-for-one division of the Common Stock. Such division is being effected as follows:

         (i) Effective at the Effective Time, each share of Common Stock outstanding immediately prior to the Effective Time will be split and divided into two shares of Common Stock, all of which shall be validly issued, fully paid and nonassessable;

         (ii) Each stock certificate representing a share or shares of Common Stock immediately prior to the Effective Time shall continue to represent the same number of shares following the Effective Time; and

         (iii) A stock certificate or certificates representing one additional share of authorized but previously unissued Common Stock for each share of Common Stock

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outstanding immediately prior to the Effective Time shall be mailed or delivered at the Effective Time or as soon thereafter as practicable to each shareholder of record entitled to receive such stock certificate or certificates. The record date for determining the shareholders of record entitled to receive such stock certificate or certificates shall be the close of business on April 29, 2002
(the "Record Date"). With respect to each share of Common Stock, if any, that is first issued and becomes outstanding after the close of business on the Record Date, but prior to the Effective Time, and remains outstanding at the Effective Time, the stock certificate for the additional share resulting from the division of any such share of Common Stock shall be mailed or delivered to the first holder of record to whom such share of Common Stock was issued.

         The foregoing Articles of Amendment shall take effect at the Effective Time previously stated herein.

         IN WITNESS WHEREOF, I have subscribed my name this 15/th/ day of April, 2002.

                                                   /s/ DANIEL L. FLORNESS
                                             -----------------------------------
                                                       Daniel L. Florness

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